News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Net Income Increases 16% to $4.4 Million
in the 2019 Second Quarter

HAMBURG, NY, July  25, 2019 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June  30, 2019.

SECOND QUARTER 2019 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Net income of $4.4 million, up 16%; Earnings per diluted share grew 14% to $0.88

•	Net interest income increased 8% to $13 million

•	Non-interest income of $4.7 million increased 30% on strength of insurance business

•	Loan portfolio of $1.2 billion up $27 million in the quarter, or 9% on an annualized basis

•	Total deposits grew 8%, or $100 million, year-over-year

Net income was $4.4 million, or $0.88 per diluted share, in the second quarter of 2019, compared with
$3.7 million, or $0.75 per diluted share, in the first quarter of 2019 and $3.8 million, or $0.77 per diluted share, in last year’s second quarter.  The increase over comparative periods reflects higher net interest income due to loan growth and higher insurance service and fee revenue primarily resulting from the Richardson and Stout, Inc. (“R&S”) acquisition which was effective July 1, 2018, partially offset by an increase in non-interest expense.  Return on average equity was 12.71% for the second quarter of 2019, compared with 11.19% in the first quarter of 2019 and 12.39% in the second quarter of 2018.

“Continuing loan growth and diversified revenue streams along with efforts to manage our balance sheet are reflected in the strength of our second quarter results.  We are encouraged by the growth in income from insurance services, the sequential expansion of the net interest margin and the resiliency of our markets,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “Ongoing strategic investments in talent and infrastructure, strengthened marketing and sales efforts and continuous focus on value-added service to our clients resulted in measurable growth in loans and deposits.”

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

Net Interest Income
($ in thousands)

	2Q 2019	1Q 2019	2Q 2018

Interest income	$16,325	$15,542	$14,247
Interest expense	3,191	3,034	2,051
Net interest income	13,134	12,508	12,196
Provision for loan losses	90	538	659
Net interest income after provision	$13,044	$11,970	$11,537

Net interest income increased $0.6 million, or 5%, from the first quarter of 2019, and $0.9 million, or 8%, from the prior-year second quarter.  The increases  were driven by growth in the commercial loan portfolio as well as the benefit from the re-pricing of variable rate loans tied to the Company’s prime rate,  partially offset by an increase in interest expense.  Average commercial loans, including commercial real estate and commercial and industrial loans, were $965 million, up $30 million from the 2019 first quarter and $67 million from the 2018 second quarter.

Second quarter net interest margin of 3.87% increased 8 basis points from the 2019 first quarter, but decreased
2 basis points from the second quarter of 2018.  The changes from the prior periods reflect increased yields on loans, offset by higher funding costs.  The higher yield on loans when compared with the first quarter of 2019 and second quarter of 2018 reflects an increase of 8 and 31 basis points, respectively.  The margin has been impacted by rising funding costs due to increases in short-term interest rates, along with very competitive deposit market pricing.  The cost of interest-bearing liabilities was 1.23% compared with 1.20% in the first quarter of 2019 and 0.86% in the second quarter of 2018.  Consistent with the industry, the Company has experienced the migration of deposits from low-cost legacy savings products to higher-rate time deposits.  Average time deposits comprised 23% of average total deposits during the second quarter of 2019, compared with 19% in the second quarter of 2018.

The provision for loan losses reflects strong loan growth in the current and comparative quarters.  The lower provision during the second quarter of 2019 was the result of a decrease in non-performing loans during the quarter, primarily due to the successful restructure and payoff of a single commercial construction loan of
$8 million.

Asset Quality
($ in thousands)

	2Q 2019	1Q 2019	2Q 2018

Total non-performing loans	$11,020	$19,987	$23,210
Total net loan charge-offs	49	115	117
Non-performing loans/ Total loans	0.91%	1.69%	2.06%
Net loan charge-offs/ Average loans	0.02%	0.04%	0.04%
Allowance for loan losses/ Total loans	1.26%	1.28%	1.35%

“We continue to make excellent progress in growing the business and earnings while maintaining a strong balance sheet and improved credit metrics.  Our continued focus on consistent sound underwriting standards was demonstrated by positive performance in credit quality as nonperforming loans are less than half of the levels from a year ago,” stated John Connerton, Chief Financial Officer of Evans Bank.

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

Non-Interest Income
($ in thousands)
	2Q 2019	1Q 2019	2Q 2018

Deposit service charges	$602	$533	$525
Insurance service and fee revenue	2,901	2,442	1,952
Bank-owned life insurance	173	159	178
Other income	1,054	1,061	984
Total non-interest income	$4,730	$4,195	$3,639

The increase in insurance revenue over the first quarter of 2019 reflects new commercial and personal lines business and seasonally higher policy renewals, while the year-over-year increase also reflects the impact of the R&S acquisition.

Non-Interest Expense
($ in thousands)
	2Q 2019	1Q 2019	2Q 2018

Salaries and employee benefits	$7,469	$7,160	$6,475
Occupancy	872	836	727
Advertising and public relations	214	167	326
Professional services	929	745	626
Technology and communications	1,099	893	847
Amortization of intangibles	112	112	28
FDIC insurance	150	207	246
Other expenses	1,304	1,104	958
Total non-interest expenses	$12,149	$11,224	$10,233

Second quarter non-interest expense increased 19% from the prior-year period and 8% when compared with the first quarter of 2019.  The most significant component of the increase was higher salaries and benefit costs, reflecting the R&S acquisition and the addition of strategic personnel hires to support the Company’s continued growth.

The increase in professional service fees was largely a result of one-time legal and accounting expenses.  The increase in technology and communications was due to higher ATM card fees, online banking activity, software costs and equipment repair and maintenance expenses.  The other expenses line item was up on higher loan expenses and seasonally higher travel expenses.  The increase in amortization of intangibles from the prior year was related to assets obtained in the R&S acquisition.

The Company’s efficiency ratio in the second quarter of 2019 was 67.5% compared with 66.5% in the first quarter of 2019 and 64.5% in last year’s second quarter.

Income tax expense was $1.2 million, or an effective tax rate of 22.1%, for the second quarter of 2019 compared with 24.7% in the first quarter of 2019 and 23.3% in the second quarter of 2018.

Balance Sheet Highlights

Total assets were $1.47 billion as of June  30, 2019, an increase of 1% from $1.46 billion on March 31, 2019 and 9% from $1.35 billion at June  30, 2018, reflecting the Company’s strong loan growth.  Loans were up
$87 million, or 8%, to $1.21 billion since the end of last year’s second quarter.  Loan growth was predominantly in the commercial real estate loan portfolio.

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

Investment securities were $137 million at quarter-end, $3 million lower than at the end of the first quarter of 2019 and  $11 million lower than at the end of last year’s second quarter.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving safety of principal.  With the yield curve continuing to flatten, there is a reduced advantage to purchasing longer-term investment securities.

Total deposits grew $7 million to $1.28 billion since March 31, 2019, and were $100 million, or 8%, higher than the balance at the end of last year’s second quarter.  The year-over-year increase reflects growth of $49 million in time deposits, $24 million in NOW deposits, and $19 million in demand deposits. Total savings deposits increased $8 million from prior-year period, which reflected $23 million in additional commercial deposits and $11 million in municipal deposits, offset by lower consumer deposits.  The deposit mix has changed industry wide as consumer preferences move toward term products with higher rates.  Consumer savings deposits declined $26 million year-over-year, while consumer time deposits increased $29 million.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.99% at June  30, 2019 compared with 9.74% at March 31, 2019 and 9.94% at June  30, 2018.  Book value per share increased to $28.74 at June  30, 2019 compared with $27.66 at March 31, 2019 and $25.63 at June  30, 2018.

Outlook

Mr. Nasca concluded, “We are expanding our presence as a competitive alternative, serving more clients and a larger share of our market.  While the current rate environment provides some challenges, opportunities are present to continue that expansion.  With a focus on cost discipline and continued emphasis on retaining and building relationships that are sources of asset growth and stable core deposits, we believe we can maintain our sound earnings performance.”

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday,  July 25, 2019 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2019, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
August 1, 2019.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13691914, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.5 billion in assets and $1.3 billion in deposits at June  30, 2019.  Evans is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through ten insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
ASSETS
Investment Securities	$137,438	$140,731	$133,788	$137,909	$148,628
Loans	1,212,699	1,185,429	1,155,930	1,155,566	1,125,895
Allowance for loan losses	(15,248)	(15,207)	(14,784)	(15,213)	(15,235)
Goodwill and intangible assets	12,768	12,880	12,992	13,104	8,496
Operating lease right-of-use asset	4,003	4,142	-	-	-
All other assets	119,460	128,206	100,281	89,557	78,307
Total assets	$1,471,120	$1,456,181	$1,388,207	$1,380,923	$1,346,091

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	243,860	242,156	231,902	236,079	224,373
NOW deposits	145,620	122,204	110,450	110,768	121,170
Savings deposits	603,180	618,471	571,479	574,262	595,500
Time deposits	290,251	292,892	301,227	294,514	241,425
Total deposits	1,282,911	1,275,723	1,215,058	1,215,623	1,182,468
Borrowings	25,298	23,812	24,472	24,309	25,348
Operating lease liability	4,449	4,594	-	-	-
Other liabilities	17,175	17,617	17,031	15,331	14,700
Total stockholders' equity	141,287	134,435	131,646	125,660	123,575

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,915,678	4,860,316	4,852,868	4,827,701	4,821,381
Book value per share	$28.74	$27.66	$27.13	$26.03	$25.63
Tier 1 leverage ratio	9.99%	9.74%	9.73%	9.60%	9.94%
Tier 1 risk-based capital ratio	11.86%	11.68%	11.84%	11.34%	11.63%
Total risk-based capital ratio	13.11%	12.93%	13.09%	12.59%	12.88%

ASSET QUALITY DATA
Total non-performing loans	$11,020	$19,987	$18,991	$23,090	$23,210
Total net loan charge-offs	49	115	153	274	117

Non-performing loans/Total loans	0.91%	1.69%	1.64%	2.00%	2.06%
Net loan charge-offs/Average loans	0.02%	0.04%	0.05%	0.10%	0.04%
Allowance for loans losses/Total loans	1.26%	1.28%	1.28%	1.32%	1.35%

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2019	2019	2018	2018	2018
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	$16,325	$15,542	$15,309	$14,690	$14,247
Interest expense	3,191	3,034	2,936	2,604	2,051
Net interest income	13,134	12,508	12,373	12,086	12,196
Provision (credit) for loan losses	90	538	(276)	252	659
Net interest income after provision	13,044	11,970	12,649	11,834	11,537

Deposit service charges	602	533	571	571	525
Insurance service and fee revenue	2,901	2,442	2,233	3,215	1,952
Bank-owned life insurance	173	159	166	165	178
Loss on tax credit investment	-	-	(2,705)	(165)	-
Refundable NY state historic tax credit	-	-	1,832	150	-
Other income	1,054	1,061	941	828	984
Total non-interest income	4,730	4,195	3,038	4,764	3,639

Salaries and employee benefits	7,469	7,160	7,220	7,090	6,475
Occupancy	872	836	855	795	727
Advertising and public relations	214	167	362	258	326
Professional services	929	745	599	588	626
Technology and communications	1,099	893	909	874	847
Amortization of intangibles	112	112	112	112	28
FDIC insurance	150	207	251	295	246
Other expenses	1,304	1,104	1,124	1,445	958
Total non-interest expenses	12,149	11,224	11,432	11,457	10,233

Income before income taxes	5,625	4,941	4,255	5,141	4,943
Income tax provision (benefit)	1,243	1,221	(196)	346	1,152
Net income	4,382	3,720	4,451	4,795	3,791

PER SHARE DATA
Net income per common share-diluted	$0.88	$0.75	$0.90	$0.97	$0.77
Cash dividends per common share	$-	$0.52	$-	$0.46	$-
Weighted average number of diluted shares	4,953,072	4,932,451	4,928,551	4,940,822	4,933,522

PERFORMANCE RATIOS
Return on average total assets	1.21%	1.04%	1.26%	1.40%	1.13%
Return on average stockholders' equity	12.71%	11.19%	13.86%	15.35%	12.39%
Efficiency ratio	67.54%	66.53%	69.52%	66.88%	64.45%

Evans Bancorp Net Income Increases 16% to $4.4 Million in the 2019 Second Quarter

July 25, 2019

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2019	2019	2018	2018	2018
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$1,183,379	$1,153,067	$1,128,015	$1,127,173	$1,098,391
Investment securities	148,465	141,249	137,175	145,122	155,089
Interest-bearing deposits at banks	28,132	44,024	60,061	12,641	4,013
Total interest-earning assets	1,359,976	1,338,340	1,325,251	1,284,936	1,257,493
Non interest-earning assets	85,720	86,386	83,482	87,402	81,113
Total Assets	$1,445,696	$1,424,726	$1,408,733	$1,372,338	$1,338,606

NOW	123,515	112,571	110,612	115,417	120,510
Savings	605,524	591,641	581,048	581,484	576,197
Time deposits	289,794	298,586	301,957	274,275	214,410
Total interest-bearing deposits	1,018,833	1,002,798	993,617	971,176	911,117
Other borrowings	24,231	25,746	25,340	25,749	50,917
Total interest-bearing liabilities	1,043,064	1,028,544	1,018,957	996,925	962,034

Demand deposits	244,142	242,030	247,619	233,393	239,546
Other non-interest bearing liabilities	20,609	21,219	13,689	17,045	14,614
Stockholders' equity	137,881	132,933	128,468	124,975	122,412

Total Liabilities and Equity	$1,445,696	$1,424,726	$1,408,733	$1,372,338	$1,338,606

YIELD/RATE

Loans, net	5.13%	5.05%	4.94%	4.81%	4.82%
Investment securities	2.77%	2.67%	2.68%	2.60%	2.67%
Interest-bearing deposits at banks	2.22%	2.29%	2.24%	1.98%	1.50%
Total interest-earning assets	4.81%	4.71%	4.58%	4.54%	4.54%

NOW	0.37%	0.30%	0.30%	0.27%	0.26%
Savings	0.87%	0.80%	0.74%	0.70%	0.59%
Time deposits	2.18%	2.16%	2.07%	1.89%	1.55%
Total interest-bearing deposits	1.18%	1.15%	1.10%	0.99%	0.77%
Other borrowings	3.13%	3.01%	2.97%	2.96%	2.30%
Total interest-bearing liabilities	1.23%	1.20%	1.14%	1.04%	0.86%

Interest rate spread	3.58%	3.51%	3.44%	3.50%	3.68%
Contribution of interest-free funds	0.29%	0.28%	0.26%	0.23%	0.21%
Net interest margin	3.87%	3.79%	3.70%	3.73%	3.89%